Exhibit 10.1
SETTLEMENT AGREEMENT
     SETTLEMENT AGREEMENT, between and among Richard M. Osborne and Steven A. Calabrese (together, the “Committee”), AMG Investments, LLC, an Ohio limited liability company (“AMG”), and LNB Bancorp, Inc., an Ohio corporation (the “Company”).
     The parties hereby agree as follows:
     1. The Company, AMG and the Committee agree that: (a) the Committee shall withdraw its proposals for consideration at the Annual Meeting of Shareholders of the Company to be held on May 20, 2008 (the “2008 Annual Meeting”) as set forth in its proxy materials dated April 8, 2008; (b) the members of the Committee and AMG will not, directly or indirectly, engage in any solicitation of proxies with respect to such proposals or any other proposals to be considered or acted upon at the 2008 Annual Meeting; and (c) none of the members of the Committee or AMG shall make or cause to be made any proposals at the 2008 Annual Meeting.
     2. The Company shall not submit any matter other than the election of Class I directors for consideration by the shareholders at the 2008 Annual Meeting unless approved in writing by the Committee.
     3. By April 22, 2008, the Company shall: (a) expand its board of directors to fifteen members in accordance with the Company’s code of regulations; and (b) elect two individuals designated by the Committee (but not any person the members of the Committee have advised the Company will not be designated) and reasonably acceptable to the board of directors of the Company to serve as directors of the Company in the class specified below. The parties agree that in determining whether a particular candidate is reasonably acceptable, the decision of the board of directors of the Company, acting in good faith and in accordance with the Company’s customary governance review procedures with respect to nominees, shall be final. In the event that the board of directors determines that a candidate proposed by the Committee is not reasonably acceptable, it shall promptly inform the Committee of that decision and the Committee shall have the opportunity to propose an alternative candidate for consideration by the board of directors as described above. The directors designated by the Committee shall serve as Class III directors. Directors designated by the Committee shall have the same protections and obligations, and shall have the same rights and benefits, as are applicable to all non-employee directors of the Company; provided that for purposes of the Company’s Corporate Governance Guidelines, shares of the Company owned by the Committee shall be counted toward any requirement that directors of the Company own shares. AMG and the Committee shall cause any person designated by the Committee to serve as a director to cooperate with all reasonable requests of the Company in connection with his or her election as a director, including without limitation the completion of director and officer questionnaires identical to those completed by the other directors of the Company and other inquiries relating to such individual’s availability and willingness to regularly attend meetings of the board of directors and board committees.

     4. The Company hereby agrees to provide the Committee and AMG with a reasonable opportunity to review and comment in advance on all disclosures contained in the Company’s proxy materials that relate to AMG, the Committee, the proxy solicitation initiated by AMG and the Committee and the election of directors.
     5. In the event that any time prior to the scheduled expiration of their respective terms, one of the individuals designated to serve as a director by the Committee is unable to serve as a director, whether because of resignation, removal or otherwise, the Committee shall be entitled to designate a substitute nominee (but not any person the members of the Committee have advised the Company will not be designated), who is reasonably acceptable to the board of directors (the acceptability of any such candidate to be determined by the board of directors in accordance with the provisions of Section 3 of this agreement), and the Company shall cause such reasonably acceptable nominee to be appointed to the Company’s board of directors to complete the term of the original designee. Notwithstanding the foregoing, (a) if at any time the members of the Committee do not beneficially own (as determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), in the aggregate, at least 5% of the outstanding shares of the Company’s common stock, the Committee’s right to designate such substitute nominee shall terminate; and (b) the Committee shall have no right to designate such substitute nominee in the event that directors designated by the Committee resign from such positions pursuant to Section 9(c) of this Agreement.
     6. As soon as practicable after the execution of this Agreement but in no event later than the close of business on April 22, 2008, the Committee will jointly with the Company, issue a press release setting forth the matters described in this Agreement. The Committee and the Company shall mutually agree upon the press release. The Company shall announce the settlement on Form 8-K and shall file the mutually agreed upon press release and this Agreement as an exhibit to the Form 8-K. AMG and the Committee shall announce the settlement in an amendment to Schedule 13D and shall file the mutually agreed upon press release and this Agreement as exhibits to the Schedule 13D. Other than as set forth in this Agreement and except as required by law, none of the Company, AMG or the Committee shall, and the Company, AMG and the Committee shall cause its or their representatives, attorneys and agents not to, publicly disseminate any documents or materials regarding the Annual Meeting, the election of directors at the Annual Meeting or the dismissal of the lawsuit described in Section 10.
     7. Neither the Committee nor AMG shall nominate any candidate for election to the board of directors at the Annual Meeting, or vote its or his shares of common stock of the Company (the “Common Stock”), in opposition to the Company’s slate of director nominees by any means at the Annual Meeting. Other than the immediately preceding sentence and the limitations contained in Section 9 of this Agreement, there shall be no limitations on the voting rights with respect to the Common Stock held by any member of the Committee or AMG.
     8. Nothing contained in this Agreement shall be construed to obligate the Company to nominate any person designated by the Committee (or any successor to such person) for election to an additional term as a director after such person’s term expires; provide, however, that the Committees’ designees will be considered for nomination for election to the board on the same basis as other incumbent directors. The Company will provide notice to the Committee and AMG no less than 30 days before the deadline for notice under the Company’s code of regulations by shareholders of intent to nominate candidates for election to the board of directors at an annual meeting of shareholders of the Company, if the board of directors does not intend to nominate either of the persons designated by the Committee (including any replacement thereof designated in accordance with Section 5 of this Agreement) the for re-election at the expiration of their respective terms.
     9. (a) Except as expressly permitted in this Agreement, neither the Committee nor AMG will, and will not assist or encourage others (including by providing financing) to, directly or indirectly (individually or as a part of any “group” (within the meaning of Section 13(d)(3) of the Exchange Act)), for a period beginning on the date hereof and ending 18 months from the date hereof: (i) seek representation on the Company’s board of directors or the removal of any member of the board, (ii) propose, effect or seek to participate in (A) any acquisition of any assets of the Company or any of its subsidiaries, (B) any tender or exchange offer or merger or other business combination involving the Company or any of its subsidiaries, or (C) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries; (iii) engage in any “solicitation” (as such term is used in the proxy rules of the SEC) of proxies or consents (whether or not relating to the election or removal of directors) with respect to the Company; (iv) seek to advise, encourage or influence any person or entity with respect to the voting of any voting securities; (v) initiate, propose or otherwise “solicit” (as such term is used in the proxy rules of the SEC) shareholders of the Company for the approval of shareholder proposals whether made pursuant to Rule 14a-8 under the Exchange Act or otherwise; or (vi) enter into any discussions, negotiations, agreements, arrangements or understandings with any third party with respect to any of the foregoing, or make or disclose any proposal to amend or terminate any of the provisions of this Section 9. The Committee and AMG may acquire securities (or beneficial ownership thereof) of the Company provided that such acquisitions are not made in connection with any of the actions prohibited by this Section 9(a) and provided, further, that nothing contained in this Agreement shall be deemed to amend or modify in any respect the provisions of the Rights Agreement dated October 24, 2000 between the Company and Registrar and Transfer Company, as amended (the “Rights Plan”), to authorize any acquisition of shares that would result in any person becoming an Acquiring Person (as defined in the Rights Plan), or to waive application of any of the provisions of the Rights Plan in connection with any transaction involving the Committee or AMG.
     (b) The provisions of Section 9(a) of this Agreement shall terminate upon: (i) a decision by the Company’s board of directors to engage in substantive negotiations with any prospective merger partner or partners identified through a solicitation of indications of interest or otherwise, with respect to (a) any merger, consolidation, reorganization, recapitalization or other transaction or series of related transactions that would result in the acquisition, directly or indirectly, by another person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), of securities entitling such person or group to exercise at least a majority of the total voting power of the Company in the election of directors (or, if the Company is not the surviving or resulting corporation in such a transaction, if the transaction would result in the acquisition, directly or indirectly, by such person or group of securities entitling such person or group to exercise at least a majority of the total voting power of such surviving or resulting corporation), or (b) the sale of all or substantially all of the Company’s assets (each of the transactions referred to in clauses (a) and (b) above are hereinafter referred to as a “Sale Transaction”); or (ii) the receipt by the Company of a bona fide unsolicited written proposal (which proposal sets forth a proposed purchase price) by a potential acquiror with respect to a Sale Transaction; provided, however, that the provisions of Section 9(a) shall not terminate under the circumstances set forth in this Section 9(b)(ii) if the receipt of any such proposal or the making of such public announcement resulted from the breach by either AMG or the Committee of their obligations under Section 9(a) hereof. For purposes of this Section 9(b), the parties agree that the term “substantive negotiations” shall not extend to any discussions between the Company and any other party prior to the earlier of the time that such other party has made a written or oral proposal to the Company with respect to a Sale Transaction (specifying price) or the time that the Company has provided non-public business or financial information to such other party.
     (c) AMG and the Committee will not, at any time during or after the 18 month period referenced in Section 9(a) above: (i) bring any action, suit, claim or cause of action against the Company, its officers or directors, or (ii) engage in any of the conduct specified in clauses (i) through (vi) of the first sentence of Section 9(a), unless and until each of the persons designated to serve as directors of the Company by the Committee shall have resigned as directors.
     10. Mr. Osborne agrees to dismiss, with prejudice, all of his claims in the lawsuit styled Richard M. Osborne v. LNB Bancorp, Inc., Case No. 1:08 CV 473.
     11. Each party agrees to bear its own expenses in connection with the proxy solicitations for the Special Meeting and the Annual Meeting by the parties prior to the date hereof, and the lawsuit referred to in Section 10.
     12. AMG and the Committee, on the one hand, and the Company, on the other, acknowledge and agree that irreparable injury to the other party would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable in damages. Therefore, without prejudice to the rights and remedies otherwise available to it, the parties agree that each party hereto (the “Moving Party”) shall be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof and the other parties hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.
     13. (a) AMG and the Committee hereby agree for the benefit of the Company, and each officer, director, shareholder, agent, affiliate, employee, partner, attorney, heir, assign, executor, administrator, predecessor and successor, past and present, of the Company (the Company and each such person being a “Company Released Person”) as follows:

     (i) AMG and the Committee, for themselves and for their respective managers, members, assigns, agents and successors, past and present, hereby agree and confirm that, effective from and after the date of this Agreement, they hereby acknowledges full and complete satisfaction of, and covenants not to sue, and forever fully release and discharge each Company Released Person of, and holds each Company Released Person harmless from, any and all rights, claims, warranties, demands, debts, obligations, liabilities, costs, attorneys’ fees, expenses, suits, losses and causes of action (“Claims”) of any nature whatsoever, whether known or unknown, suspected or unsuspected, arising in respect of or in connection with, the composition of the board, or the proxy solicitations for the Special Meeting and Annual Meeting of shareholders, or statements made in connection with such proxy solicitations, occurring any time or period of time on or prior to the date of the execution of this Agreement (including the future effects of such transactions, occurrences, conditions, acts or omissions).
     (ii) The undersigned understand and agree that the Claims released by AMG and the Committee above include not only those Claims presently known but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the Claims as described above. AMG and the Committee understand that they may hereafter discover facts different from or in addition to what they now believe to be true, which if known, could have materially affected this release of Claims, but they nevertheless waive any claims or rights based on different or additional facts.
     (b) The Company hereby agrees for the benefit of AMG and the Committee, and each manager, member, agent, affiliate, employee, partner, attorney, heir, assign, executor, administrator, predecessor and successor, past and present, thereof (AMG, the Committee and each such person being an “AMG Released Person”) as follows:
     (i) The Company, for itself and for its Affiliates, officers, directors, assigns, agents and successors, past and present, hereby agrees and confirms that, effective from and after the date of this Agreement, it hereby acknowledges full and complete satisfaction of, and covenants not to sue, and forever fully releases and discharges each AMG Released Person of, and holds each AMG Released Person harmless from, any and all Claims of any nature whatsoever, whether known or unknown, suspected or unsuspected, arising in respect of or in connection with, the composition of the board, or the proxy solicitations for the Special Meeting and Annual Meeting of shareholders, or statements made in connection with such proxy solicitations, occurring any time or period of time on or prior to the date of the execution of this Agreement (including the future effects of such transactions, occurrences, conditions, acts or omissions).
     (ii) The undersigned understand and agree that the Claims released by the Company above include not only those Claims presently known but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the Claims as described above. The Company understands that it may hereafter discover facts different from or in addition to what it now believes to be true, which if known, could have materially affected this release of Claims, but it nevertheless waives any claims or rights based on different or additional facts.
     (c) None of the foregoing releases in this Section 13 shall (i) relieve, or be deemed to relieve, any party from its obligations to comply with the terms of this Agreement, (ii) release, or be deemed to release, the right of any party to enforce the terms of this Agreement, or (iii) release, or be deemed to release, any Claim arising from or in connection with fraud.
     14. The parties acknowledge and agree that the objective is to reduce the size of the board through normal retirement of directors as required under the Company’s Corporate Governance Guidelines in existence on the date of this Agreement, and that upon any such retirements, the board of directors will take appropriate action to reduce the number of authorized directors until such time as no more than 12 directorships are authorized. Notwithstanding the foregoing, the parties agree that: (i) with the exception of the departure of any members of the board who are within three years of reaching the Company’s mandatory retirement age, any current director who leaves the board for reasons other than retirement may be replaced by a new director selected by the vote of a majority of the entire board of directors; (ii) if at any time the number of directors of the Company is less than 12, such number of directors may be added by the vote of a majority of the entire board of directors as may be necessary to restore the number of directors of the Company in office to 12; and (iii) the number of directors may be increased and new directors may be added to the board by the vote of a majority of the entire board of directors in connection with acquisitions or strategic alliances. Except as set forth in clauses (i) through (iii) of the preceding sentence, any increase in the authorized number of directors of the Company beyond 12 shall require, in addition to the approval of a majority of the entire board of directors, the approval of the board members designated by the Committee (or any successor to such person), which approval shall not unreasonably be withheld. The parties agree that such approval shall not be deemed to have been unreasonably withheld if a prospective board member does not bring specialized expertise or skills that are likely to be of significant value to the Company.
     15. Any terms or provisions of this Agreement may be waived in writing at any time by the party that is entitled to the benefits thereof. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect such party’s right at a later time to enforce the same. No waiver by any party of a condition or of the breach of any term, contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.
     16. All notices or other communications required, permitted or desired to be given hereunder shall be deemed to have been duly given if delivered in writing by hand delivery, overnight courier or mailed by certified mail, or by facsimile with confirmation, and addressed as follows:

If to the Committee or AMG:	AMG Investments, LLC 8500 Station Street, Suite 113 Mentor, OH 44060 Attn: Richard M. Osborne Facsimile: 440-255-8645

With a copy to:	Kohrman Jackson & Krantz P.L.L. One Cleveland Center, 20th Floor 1375 East 9th Street Cleveland, OH 44114 Attn: Christopher J. Hubbert Facsimile: 216-621-6536

If to the Company:	LNB Bancorp, Inc. 457 Broadway Lorain, OH 44052 Attn: Daniel E. Klimas Facsimile: 440-244-4815

With a copy to:	Calfee, Halter & Griswold LLP 1400 KeyBank Center 800 Superior Avenue Cleveland, OH 44114 Attn: John J. Jenkins Facsimile: 216-241-0816
Any party may change its address for receiving notice by giving notice of a new address in the manner provided herein. Any notice so given, shall be deemed to be delivered on the third business day after the same is deposited in the United States mail, on the next business day if sent by overnight courier or sent by facsimile after the close of business, or on the same business day if sent by facsimile before the close of business.
     17. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns.
     18. This Agreement is binding upon and shall inure to the benefit of the parties and their respective successors and assigns. For avoidance of doubt, references herein to the “Committee” shall mean and include the Committee as a whole and each of Richard M. Osborne and Steven A. Calabrese.
     19. The parties may amend or modify this Agreement in a writing duly executed in the same manner as this Agreement.

     20. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio without giving effect to the conflicts of law principles thereof.
     21. This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated herein and supercedes any prior oral agreements of the parties relating to the transactions contemplated herein.
     22. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any counterpart signature page delivered by facsimile transmission shall be deemed to be and have the same force and effect as an originally executed signature page.
     23. This Agreement shall be effective upon the delivery of counterparts by each of the Company, AMG, Richard M. Osborne and Steven A. Calabrese to each of the other parties.
     IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the 18th day of April, 2008.

LNB Bancorp, Inc.

By: Name:	/s/ Daniel E. Klimas Daniel E. Klimas
Title:	President and Chief Executive Officer

AMG Investments, LLC

By:	/s/ Richard M. Osborne

Name:	Richard M. Osborne
Title:	Managing Member

/s/ Richard M. Osborne

Richard M. Osborne

/s/ Steven A. Calabrese

Steven A. Calabrese

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